SUB-ITEM 77C: Submission of Matters to a Vote of Security Holders



A special meeting of the shareholders of Credit Suisse New York Tax Exempt Fund, Inc. was held on April 11, 2003 and adjourned with respect to certain proposals to May 2, 2003 and May 16, 2003. The results of the votes tabulated at the special meeting are reported below.

1) To elect eight Directors to the Board of Directors of the Fund.

Name of Director		For				Withheld

Richard H. Francis	115,167,655 shares		72,091 shares
Jack W. Fritz		115,167,655 shares		72,091 shares
Jeffrey E. Garten	115,167,655 shares		72,091 shares
Peter F. Krogh		115,167,655 shares		72,091 shares
James S. Pasman, Jr.	115,167,655 shares		72,091 shares
Steven N. Rappaport	115,167,655 shares		72,091 shares
Joseph D. Gallagher	115,167,655 shares		72,091 shares
William W. Priest, Jr. 	115,167,655 shares		72,091 shares

2) To modify the fundamental investment restriction on lending.

For				Against		Abstain
97,543,814 shares		331,483 shares		47,408 shares

3) To modify the fundamental investment restriction on investments in securities issued by other investment companies.

For				Against		Abstain
97,543,814 shares		331,483 shares		47,408 shares

4) To change the investment objective of the Fund from fundamental to non-fundamental.

For				Against		Abstain
26,624,172 shares		71,286,276 shares	12,257 shares

5) To amend the organizational document to allow involuntary redemptions.

For				Against		Abstain
26,624,172 shares		71,251,125 shares	47,408 shares